Exhibit 99.1
The Trade Desk Appoints Drew Vollero to Board of Directors

Ventura, CA – March 25, 2026 – The Trade Desk (Nasdaq: TTD), the world’s leading independent advertising technology company, today announced the appointment of Drew Vollero to its board of directors.

Vollero brings deep financial and operational expertise, with a proven track record of helping high-growth technology companies scale and navigate complex market dynamics. With more than three decades of experience across public and private markets, he brings a strong perspective on long-term value creation and disciplined growth.

Vollero currently serves as Reddit’s first Chief Financial Officer (CFO), where he has built and scaled its financial infrastructure and guided the company through a successful IPO in March 2024. Prior to Reddit, Vollero was the CFO of Allied Universal, the largest U.S. security and facility services firm. In addition, he served as Snapchat’s first CFO, guiding its IPO and transition to a public company. During his tenure at Snap, Vollero led financial strategy and operational efficiency through periods of significant transformation and expansion.

“Drew’s extensive experience as CFO and his ability to guide organizations through periods of growth make him an exceptional addition to our board,” said Jeff Green, CEO and Co-founder, The Trade Desk. “His financial acumen, strategic mindset, and leadership across some of the most dynamic companies in technology will be invaluable as we continue to scale globally and deliver long-term value for our clients and shareholders.”

“I’m excited to join The Trade Desk board at such a pivotal time in its growth journey,” said Vollero. “The Trade Desk has built a strong foundation and powerful platform grounded in innovation for its advertising clients. I look forward to partnering with Jeff and the leadership team to help drive momentum and shape the future of the advertising ecosystem.”

Vollero began his career in corporate finance and held various financial, operational, and business development roles at Mattel and Pepsi. He has a B.A. in mathematics and economics from Yale University, graduating magna cum laude, and an M.S. in management from Oxford University.

About The Trade Desk
The Trade Desk™ is a technology company that empowers buyers of advertising. Through its self-service, cloud-based platform, ad buyers can create, manage, and optimize digital advertising campaigns across ad formats and devices. Integrations with major data, inventory, and publisher partners ensure maximum reach and decisioning capabilities, and enterprise APIs enable custom development on top of the platform. Headquartered in Ventura, CA, The Trade Desk has offices across North America, Europe, and Asia Pacific. To learn more, visit thetradedesk.com or follow us on Facebook, X, and LinkedIn.